EXHIBIT 3.2(c)
LIMITED LIABILITY COMPANY AGREEMENT
OF
DOLE PACKAGED FOODS, LLC
     This LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of DOLE PACKAGED FOODS, LLC (the "Company”), is entered into by Dole Food Company Company, Inc., as the sole member (the “Member”).
     A. The Company was organized on December 30, 2005, from the conversion and renaming of the former Dole Packaged Frozen Foods, Inc., a California corporation, pursuant to and in accordance with Chapter 11 of the California General Corporation Law, and is governed by the California Limited Liability Company Act, as amended from time to time (the “Act”); and
     B. Dole Food Company, Inc. has the authority pursuant to the Act to enter into this Agreement.
     1. Name. The name of the limited liability company is Dole Packaged Foods, LLC.
     2. Member. The name and the mailing address of the sole Member are as follows:

Name	Address
Dole Food Company, Inc.	One Dole Drive Westlake Village, CA 91362
     3. Certificates. The Member, as an authorized person within the meaning of the Act, shall execute, deliver and file, or cause the execution, delivery and filing of, any amendments to and/or restatements of the certificate of formation of the Company and any other certificates (and any amendments thereto and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.
     4. Purposes. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.
     5. Term. The term of the Company shall be perpetual unless the Company is dissolved and terminated in accordance with Section 22 of this Agreement.

     6. Principal Business Office. The principal business office of the Company shall be located at such location as may hereafter be determined by the Member.
     7. Registered Office. The address of the registered office of the Company in the State of California is c/o CT Corporation, 818 W. 7th Street, Los Angeles, California 90017.
     8. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of California are CT Corporation, 818 W. 7th Street, Los Angeles, California 90017.
     9. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.
     10. Admission of Additional Members. Except as provided in Section 20 and Section 21 hereof, no additional Members may be admitted to the Company.
     11. Capital Contribution. Dole Food Company, Inc. acquired 100% of the equity interests of the Company upon the conversion of the former Dole Packaged Frozen Foods, Inc. and the conversion pursuant thereto of Dole Food Company, Inc.’s 100% of the issued and outstanding capital stock of such former company into 100% of the limited liability company interests in the Company.
     12. Additional Contributions. The Member is not required to make any additional capital contribution to the Company. However, the Member may at any time make additional capital contributions to the Company.
     13. Allocation of Profits and Losses. The Company’s profits and losses shall all be allocated to the Member.
     14. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Board of Managers. Such distributions shall all be allocated to the Member.
     15. Classification for Tax Purposes. For tax purposes, the Company is treated as an entity disregarded as separate from its owner. The Company shall not make an election to be treated as an association taxable as a corporation for Federal income tax purposes pursuant to Treasury Regulation § 301.7701 3.
     16. Management. In accordance with the articles of organization of the Company, management of the Company shall be vested in a board of Managers (the “Board”), which initially shall consist of two Managers, Richard J. Dahl and C. Michael Carter. The size of the

Board may be increased or decreased from time to time by the Board or the Member. Managers shall serve for a term of one year and until their successors are duly appointed and qualified. Managers may be removed, with or without cause, at any time, by the Member. Vacancies on the Board (including, without limitation, vacancies created by an increase in the size of the Board) shall be filled by the Board or the Member. The Board shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of California. The Board has the authority to bind the Company.
     17. Officers. The Board may, from time to time as it deems advisable, select natural persons who are employees or agents of the Company and designate them as officers of the Company (the “Officers”) and assign titles (including, without limitation, President, Vice President, Secretary and Treasurer) to any such person. Unless the Board decides otherwise, if the title is one commonly used for officers of a business corporation formed under the California General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 17 may be revoked at any time by the Board. An Officer may be removed, with or without cause, at any time, by the Board. The initial Officers of the Company are as set forth on Schedule A attached hereto.
     18. Other Business. The Member may engage in or possess an interest in other business ventures of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.
     19. Exculpation and Indemnification. Neither the Member nor any director or officer thereof nor any Manager or Officer of the Company (each, a “Covered Person”) shall be liable to the Company or any person or entity who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person in accordance with this Agreement (which, with respect to Officers and Managers of the Company, shall not extend beyond the termination of such individual’s employment with the Company), except that such Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s willful misconduct. To the full extent permitted by applicable law, each Covered Person shall be entitled to indemnification and advancement of fees and expenses from the Company for any loss, damage, claim, fee, expense or liability incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person in accordance with this Agreement, except that a Covered Person shall not be entitled to be indemnified in respect of any loss, damage, claim, fee or expense incurred by such Covered

Person by reason of willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 19 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have personal liability on account thereof, and provided, further, that no indemnity or advancement of fees and expenses hereunder shall be made in respect of a claim by the party seeking such indemnity or advancement against the Company or the Member, other than a claim for enforcement of the indemnity or advancement provisions of this Section 19. No amendment of this Section 19 shall be effective as to acts or events occurring or caused prior to the date of such amendment.
     20. Assignments. The Member may at any time assign in whole or in part its limited liability company interest in the Company. If the Member transfers all of its interest in the Company pursuant to this Section 20, the transferee shall be admitted to the Company as a Member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a Member of the Company.
     21. Resignation. The Member may at any time resign from the Company. If the Member resigns pursuant to this Section 21, an additional Member shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a Member of the Company.
22. Dissolution.
          (a) The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, (ii) at any time there is no Member of the Company unless, within 90 days of the occurrence of the event that terminated the continued membership of the Member (the “Termination Event”), the successor of the Member agrees in writing to continue the Company and to the admission to the Company of such successor or its nominee or designee as a Member, effective as of the occurrence of the Termination Event, and such successor or its nominee or designee shall be admitted upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, or (iii) the entry of a decree of judicial dissolution under Section 17351 of the Act.
          (b) The bankruptcy of the Member shall not cause the Member to cease to be a Member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.
          (c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the

           Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 17353 of the Act.
     23. Separability of Provisions. Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.
     24. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.
     25. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of California (without regard to conflict of laws principles), all rights and remedies being governed by said laws.
     26. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.
     27. Sole Benefit of the Member. The provisions of this Agreement (including Section 12) are intended solely to benefit the Member, and, in the case of Section 19, the Officers and Managers, and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and the Member shall not have any duty or obligation to any creditor of the Company to make any contributions or payments to the Company.
     IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the 30th of December, 2005.

MEMBER Dole Food Company, Inc.
By:	/s/ Jeffrey Conner
	Name:	Jeffrey Conner
	Title:	Vice President and Assistant Secretary

EXHIBIT 3.1(bt)
SCHEDULE A
INITIAL OFFICERS OF THE COMPANY

Name	Office
Javier Idrovo	President
Richard Dahl	Vice President
Joseph S. Tesoriero	Vice President
Allan Dicks	Vice President and Chief Financial Officer
C. Michael Carter	Vice President
Jeffrey Conner	Vice President and Secretary
Beth Potillo	Vice President and Treasurer
Timothy Oswald	Vice President and Assistant Secretary
Yoon Hugh	Vice President
Laura Grieder	Assistant Treasurer